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                                                                    EXHIBIT 10.1
June 27, 2003


                                Via Hand Delivery

PERSONAL & CONFIDENTIAL

Mr. Michael H. Baum


Dear Mike:

         This will confirm our agreement concerning the termination of your employment with Renaissance Learning, Inc. (the "Company").

         (1)      Benefits to You.

                  (A) The Company will continue to employ you until the earlier of (i) the date the Company provides you with written notice that there is Cause to end your employment with the Company; (ii) the effective date of any written resignation that you submit to the Company; or
         (iii) December 31, 2004 (the earlier of which shall be deemed the "Separation Date"). For purposes of this document "Cause" means (i) any act of dishonesty; or (ii) any violation by you of this Agreement.

                  Beginning July 1, 2003, the Company will pay you a monthly base salary of Ten Thousand Dollars ($10,000.00) through September 30, 2003 and, thereafter, until the Separation Date, a monthly salary of Five Hundred Dollars ($500.00), payable in accordance with the Company's regular pay practices and subject to all requirements respecting deductions for income and employment taxes. You will continue to participate in the Company's group health insurance plan through the earlier of the date you become eligible for coverage under another group health plan or the Separation Date. Subject to the qualification mentioned below, the Company will pay the employee portion of the premium cost of that coverage through the earlier of the date you become eligible for coverage under another group health plan or the Separation Date. Except as provided in Subparagraph (1)(F), below, you will be responsible for all other medical and health insurance-related costs during the remaining term of your employment. The Company will reimburse you for business expenses incurred by you when acting on its behalf on or before the Separation Date in accordance with its policies. Except as provided herein, you will receive no other payments or benefits from the Company after June 30, 2003. You will continue to be allowed the use of the computer and cellular telephone assigned you by the Company through the Separation Date, in any manner not injurious to the Company or the security of its computer network systems. You will retain all your vested rights as of the Separation Date in the Company's 401(k) plan, and your stock options will continue to vest until the Separation Date (although you will not be eligible for any additional option grants after June 30,
         2003), and will receive all payments and rights due you under the terms of those plans.

                  (B) Until the Separation Date, you will remain an employee of the Company in the capacity of a Special Consultant. As a Special Consultant you will perform such tasks as may be assigned from time to time; provided, however, that absent your consent, you will not be required to provide more than 60 hours of such services in any month up to September 30, 2003, and not more than 4 hours of such services in any month after September 30, 2003. You agree to remove your personal property from the office currently being utilized by you on Peach Street in Wisconsin Rapids by July 31, 2003, and return all keys and access cards used at that facility. Until the Separation Date, you can continue to use office space made available to you at the Company's Madison facility, and can continue to receive and send communications such as email, phone calls, mail, and faxes at and from that address. You and the company acknowledge that, as a Special Consultant, you shall not be on the Company's distribution list for, nor shall you otherwise routinely receive, material non-public financial information relating to the Company.

                  (C) On the first regular Company pay date at least three (3) business days following expiration of the Revocation Period, the Company will pay you a separation bonus of Two Hundred Fifty Thousand Dollars ($250,000.00). On the first regular Company pay date in 2004, the Company will pay you a similar bonus in the amount of Two Hundred Thousand Dollars ($200,000.00). These amounts will be subject to deductions for income and employment taxes as required by law, and deductions and matching payments pursuant to the terms of the Company's 401(k) program if you are still employed by the Company at the time the bonuses are paid.


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                  (D) Beginning on the first day following the Separation Date, you will have the right to continue health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended and such conversion rights respecting the Company's group life insurance as are provided by law.

                  (E) Unless and until you are separated for Cause, the Company will provide you with a letter of reference which (i) states that you resigned your employment; (ii) confirms your dates of employment with the Company; (iii) confirms the titles and job responsibilities of all positions you held; and (iv) provides positive statements concerning your contributions to the Company. Furthermore, as an officer of the Company, Terry Paul will make himself reasonably available to prospective employers for the purpose of serving as a reference and to confirm the accuracy of the information contained in this letter and will not make any statements to any individual identifying him/herself as affiliated with a prospective employer which could reasonably be viewed as disparaging your personal or professional reputation. Notwithstanding the foregoing, nothing in this Subparagraph shall be required to impose a duty on Mr. Paul to respond other than truthfully to any question posed to him by any of your prospective employers.

                  (F) The Company will pay for costs incurred by you for your 2003 Executive Physical that are not covered by the Company's group health insurance plan.

                  (G) Following the Revocation Period below, the Company will pay Career Momentum up to Six Thousand Dollars ($6,000.00) (Three Thousand Dollars ($3,000.00) per quarter) for assistance it provides you through the Separation Date.

                  (H) Following expiration of the Revocation Period described below, the Company will transfer to you its ownership interests in any non-group life insurance policies that it holds on your life.

                  (I) Provided that you sign the General Release in the form attached as Exhibit A in accordance with its terms, the Company will provide you with a severance payment in the gross, pre-tax amount of Fifty Thousand Dollars ($50,000.00). Please note that you cannot sign this General Release until after the Separation Date.

         Notwithstanding the foregoing, the health insurance benefits described in Subparagraph 1 and the benefits described in Subparagraphs 1(B) and 1(G) will immediately cease when you begin working for another employer. You agree to notify the Company in writing the first business day you accept employment with another employer should that occur before the Separation Date.

         (2) Your Undertakings. In exchange for the benefits provided to you under Paragraph (1), above, you agree as follows:

                  (A) You agree, on behalf of yourself, your heirs, successors and assigns, to give up and release all claims which you have against the Released Parties which existed as of the time you sign this letter. "Released Parties" means the Company, its affiliates and subsidiaries, their successors and their respective past and present officers, directors, stockholders, agents and employees. This release applies, but is not limited to, any claims related in any way to your employment by the Company, whether they are presently known or unknown, or anticipated or unanticipated by you. Because you are age 40 or older, your acceptance of this proposal also will release any and all claims under the federal Age Discrimination in Employment Act. You should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph (2)(A). This release, however, does not apply to any rights under any workers' compensation law or any indemnification rights or claims you presently possess under the Company's corporate officer and director liability insurance contract, other contract or other officer and director indemnification rights by contract or under law. You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against any of the Released Parties regarding any claim released in this document. Nothing in this Paragraph shall be construed as an acknowledgment or admission by any of the Released Parties of any liability to you or of any wrongdoing under federal, state or local law or imply that you are a "prevailing party" under any law. The Company and the other Released Parties deny that you have any meritorious claims against any of them.

                  (B) On the earlier of (i) the first business day after you accept employment with another employer or (ii) within three (3) business days of the Separation Date, you agree to return to the Company all of its property and all of the property of its present and former officers, directors, stockholders, agents and employees which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records and files, computer, credit cards, office keys, cellular telephones, Confidential Information (as that term is defined in the Restrictive Covenant Agreement) and electronically encoded information such as computer disks, etc. (and all



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         copies in any form of such records, files and Confidential
         Information), excepting that you will have the right but not the obligation to purchase the computer assigned to you by the Company at a market price to be mutually agreed upon, provided that all Confidential Information is deleted from your computer prior to any purchase.

                  (C) You agree that the financial terms of this letter and the discussions leading to its execution are confidential and you will not disclose the financial terms of this letter to anyone at any time, except to your spouse, if applicable, your attorneys, your tax and financial advisors and your personal bankers (who shall be informed of these requirements and agree to be bound by them for the benefit of the Company as a pre-condition of disclosure) or unless compelled to do so under subpoena or other judicial or regulatory process or agreed to by the Company. Notwithstanding the foregoing, you must disclose the provisions of Paragraphs (2)(D) and (E) and the June 30, 1998 Restrictive Covenant Agreement between you and the Company ("Restrictive Covenant Agreement") to any entity or person who employs or contracts with you for your professional service at any time prior to October 1, 2005, and may disclose any information about the terms of this Agreement that the Company has disclosed in accordance with its filings under the securities laws.

                  (D) You agree that you will not at any time prior to October 1, 2005, directly or indirectly assist any Competitor of the Company by providing services to it that are the same or are substantially similar to those that you provided to the Company within two (2) years prior to the date you sign this Agreement. This restriction shall apply only to activities by you in the Continental United States in which, you acknowledge, the Company presently does business. "Competitor" means any business that is engaged in the development and/or sale of computer software for use by educators in public or private schools to assess student performance, manage or monitor student practice skills, motivate learning and/or provide individualized exercises for assessment or practice of skills, and/or training related to such software; AND that sells such products and/or services in any state in which the Company sold in excess of One Hundred Thousand Dollars ($100,000.00) of products or services in the twelve (12) months preceding the time you begin to provide such services; AND where the Company's Confidential Information (as that term is defined in the Restrictive Covenant Agreement) or trade secrets would be useful to such business. This provision shall not restrict you with respect to services you may provide to a distinct business segment of a Competitor that does not compete with the Company.

                  (E) You agree that during the remaining term of your employment with the Company and for two (2) years following the Separation Date, you will not directly or indirectly induce or attempt to induce any person who is an employee of the Company to leave the employ of the Company or accept other employment with any other person or entity or to diminish the quantity or quality of services he/she provides to the Company; provided that the provisions of this paragraph will not be considered breached if such person or persons, independent of action on your part, apply and/or are accepted for employment with another person or entity with which you may be associated.

                  (F) You agree to make no remarks which could reasonably be viewed as denigrating the personal or professional reputation of the Company, its related businesses, or their officers, directors, or employees. This provision shall not restrict you in any way from making statements in any legal proceeding.

                  (G) You agree to take all reasonable actions to cooperate with the Company and its related entities in any litigation involving any of them, with the understanding that the Company will reimburse you for any expenses incurred by you in the course of such actions. Nothing in this provision should be interpreted to contemplate that you will offer anything other than truthful testimony in any such litigation.

                  (H) Although you have not committed any act that would make you ineligible for rehire, you agree not to seek employment with the Company at any time after the Separation Date.

         (3) Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this proposal and do so only after you fully understand them. Accordingly, the following procedures shall apply:

                  (A) You may agree to the terms of this document by signing and dating it and returning the signed and dated document, via mail, hand delivery, or overnight delivery, so that it is received by John Corrigall, Renaissance Learning, Inc., 2911 Peach Street, Wisconsin Rapids, Wisconsin 54494 on or before 5:00 p.m. Central Time of the twenty-fifth (25th) day after you receive this agreement.

                  (B) You have seven (7) days after signing this agreement within which to revoke your acceptance of it (the "Revocation Period"). Such revocation will not be effective unless written notice of the revocation is, via mail, hand delivery, or overnight delivery, directed to and received by John Corrigall, Renaissance Learning,




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         Inc., 2911 Peach Street, Wisconsin Rapids, Wisconsin 54494 on or before
         5:00 p.m. Central Time of the seventh (7th) calendar day following the date you signed this document;

                  (C) This letter shall not become effective or enforceable until the Revocation Period has expired, at which time it will become a binding agreement between us. If you give timely notice of revocation, any of the offers contained in this letter shall be deemed withdrawn and all rights and claims of the parties, which would have existed, but for the execution of this letter, shall be restored.

                  (D) You represent and warrant to the Company that, in the event you choose to accept the terms of this proposal by signing this agreement, the date and time appearing above your name on the last page of this document shall be the actual date and time on which you have signed the agreement.

         (4) Miscellaneous. Should you accept the terms of the Company's proposal, its terms will be governed by the following:

                  (A) This document constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof. If you accept this proposal, this document supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company; provided, however, that the Restrictive Covenant Agreement (except Paragraph 1) remains in effect and is incorporated by reference as a material provision of this document.

                  (B) You agree with the Company that irreparable injury may result to the Company, its business and/or financial prospects if you violate the covenants of Paragraphs (2)(C)-(F) of this document, and further understand and acknowledge that, your acceptance of the restrictions imposed by such covenants was a material factor in the Company's decision to confer upon you the benefits provided hereunder. You agree that in the event of your breach of any of these restrictive covenants, the Company shall be entitled, in addition to any other remedy, to an injunction enforcing such provisions.

                  (C) This document and its interpretation shall be governed and construed in accordance with the laws of the State of Wisconsin and shall be binding upon and insure to the benefit of the parties' successors; and

                  (D) In the event of any breach of any provision of this agreement, the breaching party shall, in addition to paying any damages caused by the breach, pay the reasonable attorneys' fees or costs incurred by the non-breaching party as a result of the breach.

                  (E) This Agreement is intended to inure to the benefit of the Company's successors and assigns.

                  (F) IF YOU ACCEPT THIS PROPOSAL, YOU WILL BE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THE COMPANY AND OTHERS, INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE COMPANY ENCOURAGES YOU TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.



                                Very truly yours,

                                RENAISSANCE LEARNING, INC.


                                By: /s/ Terrance D. Paul
                                    -----------------------------------------
                                    Terrance D. Paul, Chief Executive Officer



I agree with and accept the terms
contained in this proposal and agree
to be bound by them. Dated this
27th day of June, 2003.

Time:  1:57 PM  CDST

/s/ Michael H. Baum
-------------------
Michael H. Baum



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EXHIBIT A

                                 GENERAL RELEASE

         In exchange for a payment of severance pay in the pre-tax amount of $50,000.00, I hereby agree, on behalf of myself, my heirs, successors and assigns to release Renaissance Learning, Inc. ("the Company"), its affiliates and subsidiaries and their respective past and present officers, directors, stockholders, agents and employees (the "Released Parties") from any claims arising on or before the time I sign this release. This includes, but is not limited to, giving up any claims in any way related to my employment or the ending of my employment relationship with the Company. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by me. I understand that because I am age 40 or older, this release of claims will include any which arise under the federal Age Discrimination in Employment Act. I agree to waive and give up any benefit conferred on me by any order or judgment issued in connection with any proceeding filed against any of the Released Parties regarding any claim covered by this release.

         I acknowledge that I can accept the terms of this agreement if I sign and return it to the Company so that it is received by the later of (i) five (5) days following my last day of employment with the Company; or (ii) twenty-one
(21) days from the date I receive this document. I understand that to be valid, this agreement must be received by the Company in the manner described in Paragraph (3)(A) of the Agreement to which this is an Exhibit, by the later of the dates referred to above.

         I understand that I may revoke my acceptance of this document any time within seven (7) days of signing it. I understand that notice of revocation of my acceptance must be delivered in writing to the Company in the manner described in Paragraph (3)(A) of the Agreement to which this is an Exhibit, with the exception that the date shall be as described in this paragraph.

         I acknowledge that I have been advised to consult an attorney prior to signing this document.


Michael H. Baum                  RENAISSANCE LEARNING, INC.


By: ________________________      By:  _________________________________________
                                       Terrance D. Paul, Chief Executive Officer

Dated:  ____________________      Dated:  ________________________